Exhibit 4.12

Eleventh Supplemental Indenture
ELEVENTH SUPPLEMENTAL INDENTURE, dated as of April 22, 2022 (this “Supplemental Indenture”), among Metal Coaters, LLC, a Delaware limited liability company (the “New Subsidiary Guarantor”), Cornerstone Building Brands, Inc. (formerly known as NCI Building Systems, Inc., as successor by merger to Ply Gem Midco, LLC (formerly known as Ply Gem Midco, Inc., and formerly known as Pisces Midco, Inc.)), a Delaware corporation (the “Company”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company, each then-existing Subsidiary Guarantor from time to time party to the Indenture referred to below (the “Existing Guarantors”) and the Trustee have heretofore become parties to an Indenture, dated as of April 12, 2018 (as supplemented by the First Supplemental Indenture, dated as of April 12, 2018, the Second Supplemental Indenture, dated as of April 12, 2018, the Third Supplemental Indenture, dated as of April 13, 2018, the Fourth Supplemental Indenture, dated as of October 15, 2018, the Fifth Supplemental Indenture, dated as of November 16, 2018, the Sixth Supplemental Indenture, dated as of February 20, 2019, the Seventh Supplemental Indenture, dated as of March 29, 2020, the Eighth Supplemental Indenture, dated as of September 24, 2020, the Ninth Supplemental Indenture, dated as of June 29, 2021, and the Tenth Supplemental Indenture, dated as of January 6, 2022, and as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;
WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the New Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantor shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;
WHEREAS, the New Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of the New Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which the New Subsidiary Guarantor has guaranteed, and on the New Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings and term borrowings under the Senior Credit Agreements; and
WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2. Agreement to Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally with the Existing Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.
3. Termination, Release and Discharge. The New Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the New Subsidiary Guarantor shall be released and discharged from all obligations in respect of its Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.
4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the New Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.
5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Indenture to be duly executed as of the date first above written.

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena S. Brenner
Name: Alena S. Brenner
Title: Executive Vice President, General
Counsel and Corporate Secretary

NEW SUBSIDIARY GUARANTOR:

METAL COATERS, LLC

By:	/s/ Mehling Siracusa
Name: Mehling Siracusa
Title: Vice President, Treasury

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
ASSOCIATION, as Trustee

By:	/s/ Barry D. Somrock
Name: Barry D. Somrock
Title: Vice President